SPARK ENERGY, INC. ANNOUNCES CLOSING OF MAJOR ENERGY ACQUISITION
HOUSTON, Aug. 23, 2016 – Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation ("Spark" or the “Company”), announced today that the Company has completed its acquisition of the Major Energy Companies (“Major Energy”). Spark expects the acquisition to be immediately accretive to earnings.
“Major Energy enhances our leading position in the Northeast markets we serve and gives Spark an additional established brand along with 220,000 RCEs,” said Nathan Kroeker, Spark’s President and Chief Executive Officer. “We expect to realize multiple top and bottom line synergies as we work to fully integrate Major Energy into the Spark platform.”
“We are thrilled to join the Spark family,” added Dan Alper, Chief Executive Officer of Major Energy. “We have already been working with National Gas & Electric to integrate customer billing systems, streamline our reporting, and share best practices in anticipation of the drop-down to Spark.”
“We are proud of how quickly and efficiently the teams at National Gas & Electric and the Company worked to complete this transaction,” said W. Keith Maxwell III, NG&E’s Chief Executive Officer and Founder and Chairman of Spark. “Looking forward, we are excited for the Company’s future as we continue to evaluate several acquisition opportunities that could be potential dropdowns to Spark.”
Major Energy represents the seventh acquisition by Spark since its initial public offering on August 1, 2014.
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 18 states and serves 90 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727
Media:
Eric Melchor, 281-833-4151